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FOR IMMEDIATE RELEASE

CONTACT:
NORRIS BATTIN
nbattin@usa.net

        COOPER COMPANIES' UNIT CLEARED TO MARKET CONTACT LENSES IN JAPAN

IRVINE, Calif., March 11, 1999 - The Cooper Companies. Inc. (NYSE/PCX: COO) announced today that CooperVision (CVI), its contact lens business, has been notified by its Japanese marketing partner, Rohto Pharmaceutical Co., Ltd., that the Japanese Ministry of Health and Welfare has cleared Rohto to market Cooper's spherical and toric contact lenses that are manufactured using the tetrafilcon-A polymer. Rohto expects to launch the product line this coming July in Japan.

With approximately 10 million contact lens wearers, Japan is the second largest contact lens market in the world after the United States, and soft contact lenses continue to grow in popularity. According to industry estimates, in 1998, more than 50% of the Japanese population fit with contact lenses for the first time chose soft lenses. Within the next five years, Japan's population of contact lens wearers is expected to mirror that of other major countries, with 80% to 90% of contact lens patients wearing soft lenses.

CooperVision estimates that the total market for contact lenses in Japan will virtually double to $1.2 billion by 2003. Soft spherical contact lenses to correct near- and farsightedness are expected to command the majority of the market.

The market for soft toric lenses that also correct astigmatism is currently small but is expected to grow rapidly, reaching about $120 million in 2003. The incidence of both myopia and astigmatism in Japan is the highest in the world and about three-fourths of the myopic population also require an astigmatic correction. CooperVision is the world's fastest growing manufacturer of soft toric contact lenses.

Rohto Pharmaceutical Company, Ltd. is a leading manufacturer of contact lens care products, holding a significant share of the market for non-prescription ophthalmic products in Japan. Rohto's revenue approaches $400 million, most originating in Pacific Rim countries. Non-prescription ophthalmic products account for about half of its sales. Rohto plans to capitalize on their well-established eyecare and contact lens care brands and use a combination of professional and consumer promotion to introduce the new contact lens products.


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Under the terms of their agreement, CooperVision will receive manufacturing profit from the products it sells to Rohto for marketing in Japan.

Rohto's shares are traded publicly in Japan. It has major manufacturing facilities in Japan and the United States and other facilities in over 20 countries.

Forward Looking Statements

Statements in this report not based on historical fact may be "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. They include words like "may," "will," "expect," "estimate," "anticipate," "continue" or similar terms and reflect Cooper's current analysis of existing trends. Actual results could differ materially from those indicated due to: major changes in business conditions and the economy, loss of key senior management, major disruptions in the operations of Cooper's manufacturing facilities or hospitals, new competitors or technologies, significant disruptions caused by the failure of third parties to address the Year 2000 issue or by unforeseen delays in completing Cooper's Year 2000 compliance program, acquisition integration costs, foreign currency exchange exposure including the potential impact of the Euro, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, significant environmental clean-up costs above those currently accrued, costs of litigation and business divestitures, and items listed in Cooper's SEC reports, including the section titled "Business" in its Annual Report on Form 10-K for the year ended October 31, 1998.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products.

CooperVision, Inc., headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto Canada and Hamble, England, markets a broad range of contact lenses for the vision care market. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic and surgical instruments and accessories for the women's healthcare market. Corporate offices are located in Irvine and Pleasanton, Calif.

NOTE: A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. Cooper's Internet address is www.coopercos.com.



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